THE STRIDE RITE CORPORATION                           June 22, 2004
NEWS RELEASE                                          FOR IMMEDIATE RELEASE

        CONTACT:      Frank A. Caruso, Chief Financial Officer - (617)-824-6611


                               STRIDE RITE REPORTS INCREASED
                              SECOND QUARTER SALES AND PROFITS

      Lexington, Massachusetts, June 22, 2004 - The Stride Rite Corporation (NYSE; SRR) today reported its second quarter 2004 results.

     Sales for the second quarter of fiscal 2004 increased 7% to $165.0 million from $154.3 million in the comparable period of fiscal 2003. Net income for the second quarter totaled $11.9 million or $.30 per diluted share, as compared to net income of $11.2 million or $.28 per diluted share in last year's second quarter.

     For the first six months of fiscal 2004, net sales were $301.1 million, a decrease of 2% from the net sales of $306.6 million for the same period in fiscal 2003. On a diluted basis, earnings per share were $.49 in the first half of fiscal 2004 compared to $.50 in fiscal 2003. Net income for the first half of fiscal 2004 totaled $19.4 million, a decrease of 3% from the $20.0 million reported in the comparable period in 2003.

     Second quarter sales of the Stride Rite Children's Group increased 9% compared to the second quarter of fiscal 2003. The Children's Group company-owned retail stores had a sales increase of 10% for the second quarter over the same period of fiscal 2003. Sales at comparable Children's Group retail stores increased 7.8% in the second quarter. Children's Group wholesale sales increased 7% during the same period. The Stride Rite Children's Group operated 240 stores at the end of the second quarter, an increase of 4% from the prior year. Sales of Tommy Hilfiger Footwear and Sperry Top-Sider increased 19% and 6% in the second quarter of fiscal 2004, respectively, from the comparable period of fiscal 2003. Sales of the Keds brand decreased 3% in the second quarter from the comparable period in fiscal 2003. International sales for the second quarter increased 26% compared to the same period in 2003.

     The Company's gross profit percentage of 38.5% in the second quarter of fiscal 2004 decreased one percentage point compared to the same period last year, due primarily to increased freight costs and higher closeout product sales. Operating expenses in the second quarter of 2004 increased one percent as compared to the same period last year.

     The quarter-end balance sheet remained strong with the Company's cash balance at $80 million, a decrease of $2 million compared to last year. The Company repurchased approximately 2 million shares of Company stock at a cost of $21 million dollars in the quarter. Accounts receivable increased 13% compared to last year due to timing of shipments in the quarter. DSO was 41 days, an increase of one day versus the same period last year. Inventories of $81 million were up 5% compared to the same period of 2003. The Company has no outstanding debt.

     David M. Chamberlain, Stride Rite's Chairman and Chief Executive Officer, commented, "As we anticipated, our second quarter sales were improved over last quarter and the prior year.

     The second quarter Children's Group retail store comparable sales were very strong as we continue to build on our positive trend. The Children's Group wholesale business rebounded nicely with sales growth over last year's second quarter. We believe our Children's Group business will continue to grow in the subsequent quarters this year.

     Our Keds sales recovered from a difficult first quarter on the strength of the Keds Microstretch(TM) product. However, underperforming sales in some other Keds styles negatively impacted second quarter results. We feel progress is being made in Keds which will provide the foundation for growth under the leadership of the newly hired Keds president.

     Our Sperry Top-Sider division had a solid second quarter on the increased market penetration of its performance boat shoes. Tommy Hilfiger Footwear sales were strong in the quarter as the beachwear program was well received and the "H" Hilfiger and Tommy Girl product lines were introduced. The strong International sales increase was predominantly in Asia and Latin America.

     Mr. Chamberlain continued, "Although we had a solid second quarter, the slower than anticipated Keds turnaround has required us to lower our full year guidance. We are now projecting flat to slightly higher sales versus last year and an earnings per share range of $.65 - $.68 for the full year."

     A summary of sales and net income for the second quarter (unaudited) is provided below. A more detailed balance sheet and income statement follows this release.

                                   (in thousands, except per share amounts)
                                  For the Quarter        For the Six Months
                                       Ended                   Ended
                              ------------------------  -----------------------
                                  May 29,     May 30,     May 29,      May 30,
                                   2004        2003        2004          2003
                                   ----        ----        ----          ----

Net sales                        $165,009    $154,286    $301,143     $306,608
Net income                         11,900      11,219      19,384       20,040
Net income per common share:
  Diluted                             .30         .28         .49          .50
  Basic                               .31         .29         .50          .51
Average common shares used in per
 share computations:
  Diluted                           39,450      39,895     39,887       39,866
  Basic                             38,637      39,362     39,029       39,394

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Grasshoppers and Munchkin. Information about the Company is available on our website - WWW.STRIDERITECORP.COM. The Company will provide a live webcast of its second quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at WWW.STREETEVENTS.COM, beginning at 10:00AM ET on June 22, 2004. Interested investment analysts and investors may call in at 1-800-789-4818 and ask for the Stride Rite conference call hosted by our CEO, David Chamberlain. An on-line replay will follow shortly after the call and will continue through June 28, 2004. The number for the replay is 1-800-642-1687 and the conference ID number 7653606. Information about the Company's brands and product lines is available at WWW.STRIDERITE.COM, WWW.KEDS.COM, WWW.GRASSHOPPPERS.COM and WWW.SPERRYTOPSIDER.COM.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

                          The Stride Rite Corporation
                 Summarized Financial Information (Unaudited)
              for the periods ended May 28, 2004 and May 30, 2003

                             Statements of Income

  (In thousands)                 Second Quarter                Six Months
                                 --------------                ----------
                                 2004        2003           2004        2003
                                 ----        ----           ----        ----

   Net sales                   $165,009    $154,286       $301,143    $306,608
   Cost of sales                101,507      93,308        184,628     187,589
                               ---------   ---------      ---------   ---------
   Gross profit                  63,502      60,978        116,515     119,019
   Selling and administrative
     expenses                    44,589      44,002         85,929      88,378
                               ---------   ---------      ---------   ---------
   Operating income              18,913      16,976         30,586      30,641
   Other income, net                321         820            740       1,270
                               ---------   ---------      ---------   ---------
   Income before income taxes    19,234      17,796         31,326      31,911
   Provision for income taxes     7,334       6,577         11,942      11,871
                               ---------   ---------      ---------   ---------
   Net income                   $11,900     $11,219        $19,384     $20,040
                               =========   =========      =========   =========


                                  Balance Sheets

                                   2004      2003
                                   ----      ----
  Assets:
  Cash and cash equivalents       $79,574   $81,463
  Accounts receivable              79,278    70,151
  Inventories                      80,749    76,654
  Deferred income taxes            15,178    20,588
  Other current assets             10,734     5,215
                                 --------- ---------
       Total current assets       265,513   254,071
  Property and equipment, net      57,793    64,092
  Other assets                     13,193    15,350
                                 --------- ---------
       Total assets              $336,499  $333,513
                                 ========= =========
  Liabilities and Stockholders'
  Equity:
  Current liabilities              58,456    52,138
  Deferred income taxes and        13,989    12,208
  other liabilities
  Stockholders' equity            264,054   269,167
                                 --------- ---------
       Total liabilities and
        stockholders' equity     $336,499  $333,513
                                 ========= =========